Exhibit 99.01

Pazoo, Inc. Enters Into a Binding Letter of Intent to Acquire a 40% Interest in MA & Associates, LLC a Company Formed to Be a Medical Marijuana Testing Laboratory in the State of Nevada

WHIPPANY, NJ -- (Marketwired) -- 03/28/14 -- Pazoo, Inc. (OTCQB: PZOO) (German WKN#: A1J3DK) is pleased to report that the first $50,000 payment was made on the signing of a Binding Letter of Intent this week to acquire a 40% interest in MA & Associates, LLC. A definitive agreement will be entered into within the next two weeks, at which time Pazoo will make a second payment of $50,000. MA & Associates, LLC is currently headquartered at 200 W. Sahara Avenue, Las Vegas, Nevada. (Please see, 8k filed March 27, 2014 for more details).

The Binding LOI calls for an additional $250,000 deposit to be made by Pazoo when applications from the State of Nevada will be made available for State approval to setup two medical marijuana testing laboratories. The State of Nevada mandates that marijuana must be tested to ensure it meets safety standards for distribution.

CEO of MA & Associates, LLC, Antonio Del Hierro stated, "On behalf of MA & Associates, LLC we are very pleased to announce the partnership with Pazoo. Our diverse and dynamic executive committees will strive to set the industry standard in the medical marijuana laboratory field. We look forward to our future endeavors as we continue to grow and evolve in this pace setting market."

MA & Associates, LLC is headed up by an impressive management team including: the acting CEO and President Antonio Del Hierro (Former Professional Tennis Player who has successfully managed several dining and nightclub establishments in the cities of Las Vegas and Los Angeles), Chief Operating Officer David Lieberthal (a practicing attorney with an economics and law degree and is charged with the development of medical marijuana testing labs in Las Vegas and Reno for the company) and Vice President of Local Affairs Ben J. Bingham, Esq. (Partner of the high Profile law firm Benson & Bingham Attorneys at law in Nevada).

CEO of Pazoo, Inc., David Cunic stated, "It is very important for everyone to know that Pazoo is not changing or adjusting the overall business model. WWW.pazoo.com remains the face of the overall company. However, we have always maintained that Pazoo was comprised of 5 separate pillars for growth all of which are to be in the health and wellness industry. Having an interest in a medical marijuana testing laboratory company perfectly fits into our model. Additionally, through our new partners, we will now have a direct access to the most up to date information on the industry for this section on Pazoo.com."

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM
Source: Pazoo, Inc